KIRKLAND’S REPORTS SECOND QUARTER 2019 RESULTS

NASHVILLE, Tenn. (September 5, 2019) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 26-week periods ended August 3, 2019.
Net sales for the 13 weeks ended August 3, 2019 decreased 10.5% to $119.9 million compared to $133.9 million for the 13 weeks ended August 4, 2018. Kirkland’s opened one store and closed one store during the second quarter, bringing the total number of stores to 431 at quarter-end. Comparable store sales, including e-commerce sales, decreased 11.2% compared to a decrease of 3.9% in the prior-year quarter. The decline in comparable stores sales for the quarter was driven by a decline in store sales partially offset by an increase in e-commerce sales. Store sales were impacted by negative store traffic and a decline in average ticket, which was partially offset by an improvement in conversion. E-commerce sales were driven by gains in traffic and conversion, partially offset by a decline in average ticket.
Net loss for the 13 weeks ended August 3, 2019 was $17.1 million, or $1.21 per diluted share, compared to a net loss of $6.7 million, or $0.43 per diluted share, for the 13 weeks ended August 4, 2018. Adjusted net loss, excluding asset impairment and severance charges, for the 13 weeks ended August 3, 2019 was $14.9 million, or $1.05 per share compared to an adjusted net loss, excluding CEO transition costs, in the prior year period of $6.4 million or $0.41 per share. Gross profit declined from 27.5% to 22.2% of sales, primarily driven by an increase in and deleverage of store occupancy and distribution center costs and a decline in merchandise margin. Total operating expenses, excluding depreciation and impairment charges, increased from 32.8% to 36.6% of net sales primarily due to the deleverage of payroll costs.
Net sales for the 26 weeks ended August 3, 2019 decreased 9.7% to $249.5 million compared to $276.4 million for the 26 weeks ended August 4, 2018. Kirkland’s opened four stores and closed one store during the first 26 weeks of fiscal 2019. Comparable store sales, including e-commerce sales, decreased 10.9% compared to a decrease of 1.2% in the prior-year period.
Net loss for the 26 weeks ended August 3, 2019 was $26.0 million, or $1.83 per diluted share, compared to a net loss of $7.6 million, or $0.48 per diluted share, for the 26 weeks ended August 4, 2018. Adjusted net loss, excluding asset impairment and severance charges, for the 26 weeks ended August 3, 2019 was $22.3 million, or $1.56 per share compared to an adjusted net loss, excluding CEO transition costs, in the prior year period of $6.4 million or $0.40 per share.
“Overall trends remained challenging in the second quarter as our home décor customers continued to shift their shopping and purchasing patterns,” said Woody Woodward, Chief Executive Officer. “E-commerce sales re-accelerated in the second quarter, resulting in 22% growth over the prior year, while store traffic declined at a double-digit rate, pressuring margins with associated expense deleverage. Store traffic remains challenging, and we expect near-term financial results to be impacted by promotional activity to bring inventory back into alignment and increased marketing spend to drive traffic, highlight new product and target new customers,” continued Mr. Woodward.

“As we look forward, our teams are moving with increased speed and determination to implement our strategy to broaden Kirkland’s product reach, optimize brick and mortar infrastructure to align with an omni-channel experience and streamline the supply chain. We’re seeing solid performance in new categories including table top and rugs, and we’re excited about the upcoming launch of bedding, which will be introduced in the third quarter. We have the right plan, the right people, and capital to drive our transformation, and we’re confident we can return Kirkland’s to profitable growth over time.”

Forward Outlook
The Company now expects fiscal 2019 diluted earnings per share to be in the range of a loss of $1.25 to a loss of $1.50. The new range reflects uncertainty regarding tariff exposure and the timing of potential benefits from its merchandising, cost and supply chain initiatives.

The Company will continue to update investors on the progress of its strategic priorities, which include, but are not limited to:

Merchandising:
Kirkland’s will continue to address merchandising and marketing to improve relevance and reinforce the simplicity, universal appeal and utility of its assortment. That includes a sharper focus on key items and product introductions in adjacent categories that are particularly relevant to home shoppers.

Omni-channel:
In addition to expanding BOPIS, Kirkland’s is working to streamline checkout, increase speed, and elevate the design elements of kirklands.com. The Company believes it can significantly reduce pickup time as well as add ancillary services over time which will support accelerated e-commerce growth and improved profitability.

Infrastructure:
Kirkland’s is focused on realigning its supply chain and store infrastructure to optimize operating costs and support a more efficient omni-channel strategy. The Company has engaged a third party to aggressively renegotiate our store leases. The Company has identified a number of potential store closures and depending on the success of these negotiations, may increase that number to reduce our brick and mortar infrastructure costs to a more profitable omni-channel model.

Capital Allocation:
Kirkland’s ended the second quarter of 2019 with approximately $15 million in cash. The Company expects to end fiscal 2019 in a net cash position and has ample liquidity under its existing credit facility. Kirkland’s intends to use cash to support its long-term strategy by investing in its operating initiatives.

This performance outlook is based on current information as of September 5, 2019. The information on which this outlook is based is subject to change, and the Company may update its full year business outlook or any portion thereof at any time for any reason.

Investor Conference Call and Web Simulcast
Kirkland’s will hold its earnings call for the second quarter later today at 9:00 a.m. ET. Participating on the call will be Steve Woodward, Chief Executive Officer, Mike Cairnes, President and Chief Operating Officer, and Nicole Strain, Chief Financial Officer. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Thursday, September 12, 2019 by dialing (412) 317-0088 and entering the confirmation number 10134571.
A live webcast of Kirkland’s quarterly conference call will be available online on the Company’s Investor Relations Page on September 5, 2019, beginning at 9:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.
About Kirkland’s, Inc.
Kirkland’s, Inc. is a specialty retailer of home décor in the United States, currently operating 431 stores in 37 states as well as an e-Commerce enabled website, www.kirklands.com.  The Company’s stores present a broad selection of distinctive merchandise, including holiday décor, furniture, art, fragrance and accessories, ornamental wall décor, decorative accessories, mirrors, lamps, textiles, artificial floral products, gifts, housewares, outdoor living items, frames and clocks.  The Company’s stores offer an extensive assortment of holiday merchandise during seasonal periods as well as items carried throughout the year suitable for gift-giving.  More information can be found at www.kirklands.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 29, 2019 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week Period Ended	13-Week Period Ended
	August 3, 2019	August 4, 2018
Net sales	$119,885	$133,899
Cost of sales	93,312	97,101
Gross profit	26,573	36,798
Operating expenses:
Compensation and benefits	27,162	26,020
Other operating expenses	16,656	17,965
Depreciation (exclusive of depreciation included in cost of sales)	1,736	1,774
Asset impairment	1,981	—
Total operating expenses	47,535	45,759
Operating loss	(20,962)	(8,961)
Other income, net	(158)	(204)
Loss before income taxes	(20,804)	(8,757)
Income tax benefit	(3,684)	(2,042)
Net loss	$(17,120)	$(6,715)
Loss per share:
Basic	$(1.21)	$(0.43)
Diluted	$(1.21)	$(0.43)
Shares used to calculate loss per share:
Basic	14,110	15,726
Diluted	14,110	15,726

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	26-Week Period Ended	26-Week Period Ended
	August 3, 2019	August 4, 2018
Net sales	$249,533	$276,353
Cost of sales	186,741	194,243
Gross profit	62,792	82,110
Operating expenses:
Compensation and benefits	54,218	53,869
Other operating expenses	34,790	35,284
Depreciation (exclusive of depreciation included in cost of sales)	3,575	3,538
Asset impairment	3,859	—
Total operating expenses	96,442	92,691
Operating loss	(33,650)	(10,581)
Other income, net	(416)	(470)
Loss before income taxes	(33,234)	(10,111)
Income tax benefit	(7,193)	(2,514)
Net loss	$(26,041)	$(7,597)
Loss per share:
Basic	$(1.83)	$(0.48)
Diluted	$(1.83)	$(0.48)
Shares used to calculate loss per share:
Basic	14,241	15,925
Diluted	14,241	15,925

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	August 3, 2019	February 2, 2019	August 4, 2018
ASSETS
Current assets:
Cash and cash equivalents	$14,650	$57,946	$35,359
Inventories, net	108,233	84,434	95,466
Prepaid expenses and other current assets	8,662	15,561	21,053
Total current assets	131,545	157,941	151,878
Property and equipment, net	102,566	110,823	117,068
Operating lease right-of-use assets	219,648	—	—
Deferred income taxes	9,010	1,703	1,344
Other assets	6,229	6,681	7,248
Total assets	$468,998	$277,148	$277,538

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,537	$48,170	$49,596
Income taxes payable	—	701	—
Accrued expenses	24,646	37,665	35,345
Operating lease liabilities	53,561	—	—
Total current liabilities	138,744	86,536	84,941
Deferred rent	—	51,871	53,080
Operating lease liabilities	218,700	—	—
Deferred income taxes	—	—	411
Other liabilities	9,148	7,941	9,049
Total liabilities	366,592	146,348	147,481
Net shareholders' equity	102,406	130,800	130,057
Total liabilities and shareholders’ equity	$468,998	$277,148	$277,538

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	26-Week Period Ended	26-Week Period Ended
	August 3, 2019	August 4, 2018
Net cash used in:
Operating activities	$(31,526)	$(22,517)
Investing activities	(8,457)	(18,282)
Financing activities	(3,313)	(3,998)
Cash and cash equivalents:
Net decrease	(43,296)	(44,797)
Beginning of the period	57,946	80,156
End of the period	$14,650	$35,359

Non-GAAP Financial Measures

To supplement our unaudited consolidated condensed financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this earnings release and the related earnings conference call contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted loss and adjusted diluted loss per share. These measures are not in accordance with, and are not intended as alternatives to, GAAP. The Company uses these non-GAAP financial measures internally in analyzing our financial results and believes that they provide useful information to analysts and investors, as a supplement to GAAP measures, in evaluating our operational performance.

The Company defines EBITDA as net income or loss before interest, provision for income tax, and depreciation and amortization and adjusted EBITDA as EBITDA excluding the impact of special items. The Company defines adjusted net loss and adjusted diluted loss per share by adjusting the applicable GAAP measure to remove the impact of special items.

Non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Each non-GAAP measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table shows a reconciliation of operating loss to EBITDA and adjusted EBITDA for the 13 weeks and 26 weeks ended August 3, 2019 and August 4, 2018 and a reconciliation of net loss and diluted loss per share to adjusted net loss and adjusted diluted loss per share for the 13 weeks and 26 weeks ended August 3, 2019 and August 4, 2018:

KIRKLAND’S, INC.
UNAUDITED NON-GAAP MEASURE RECONCILIATION
(In thousands, except per share data)

	13-Week Period Ended		26-Week Period Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Operating loss	$(20,962)	$(8,961)	$(33,650)	$(10,581)
Depreciation and amortization	7,051	7,324	14,295	14,390
(Loss) earnings before interest, taxes, depreciation and amortization (EBITDA)	(13,911)	(1,637)	(19,355)	3,809
Special Items:
CEO transition costs	—	300	—	1,369
Severance charges	391	—	643	—
Asset impairment	1,981	—	3,859	—
Total special items, pre-tax	2,372	300	4,502	1,369
Adjusted EBITDA	$(11,539)	$(1,337)	$(14,853)	$5,178

Net loss	$(17,120)	$(6,715)	$(26,041)	$(7,597)
Special Items:
CEO transition costs, net of tax	—	344	—	1,154
Severance charges, net of tax	631	—	813	—
Asset impairment, net of tax	1,628	—	2,978	—
Total special items, net of tax	2,259	344	3,791	1,154
Adjusted net loss	$(14,861)	$(6,371)	$(22,250)	$(6,443)

Diluted loss per share	$(1.21)	$(0.43)	$(1.83)	$(0.48)
Adjusted diluted loss per share	$(1.05)	$(0.41)	$(1.56)	$(0.40)

Diluted weighted average shares outstanding	14,110	15,726	14,241	15,925